ANALYSIS & TECHNOLOGY, INC. NEWS RELEASE

                                    For further information:
                                    Elaine Beckwith
                                    203-599-3910, ext. 2630

FOR IMMEDIATE RELEASE


        RYERSON NAMED GENERAL MANAGER OF A&T DIVISION

North Stonington, CT, February 17, 1995 - Analysis &
Technology, Inc. (NASDAQ/NMS:AATI) announced today that Jay
W. Ryerson, chief operating officer will assume the additional responsibilities of general manager of the Company's Interactive Multimedia Group. He replaces David L.
Tubesing, who is leaving the Company.

Gary P. Bennett, president and chief executive officer of A&T, said, "We believe that there are substantial commercial opportunities for interactive multimedia technology. Under Ryerson's leadership, the Company will continue to pursue new approaches to product development and marketing, and continue to evaluate a variety of strategic marketing alliances and possible acquisitions, to take full advantage of this exciting business opportunity."

A&T's Interactive Multimedia Group provides integrated information systems, which incorporate interactive multimedia technology, to commercial and government clients. These systems utilize desktop computers, combining high-resolution graphics, animation, video, and high-fidelity sound with state-of-the-art processing and data base access.

Working with customers, Analysis & Technology creates technology-based solutions in three key areas: engineering services, information technologies, and interactive multimedia systems.

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